                                                                      EXHIBIT 99

OPPENHEIMER EQUITIES, INC.
  AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

  FOR THE YEARS ENDED
  APRIL 30, 1995 AND 1994

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                                TABLE OF CONTENTS

                                                                            PAGE

REPORT OF INDEPENDENT ACCOUNTANTS                                           E-2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                              E-3

CONSOLIDATED STATEMENTS OF OPERATIONS                                       E-5

CONSOLIDATED STATEMENTS OF CHANGES IN
  SHAREHOLDER'S EQUITY                                                      E-6

CONSOLIDATED STATEMENTS OF CASH FLOWS                                       E-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  E-9

                        REPORT OF INDEPENDENT ACCOUNTANTS

June 23, 1995

To the Board of Directors
and Shareholder of
Oppenheimer Equities, Inc. and subsidiaries

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of Oppenheimer Equities, Inc. and subsidiaries at April 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                            April 30,
                                                                               -------------------------------
                                                                                     1995                1994
                                                                               -------------------------------
Cash                                                                           $    12,417         $    11,579
Cash and securities segregated pursuant to Federal Regulations                         775                 675
Securities borrowed                                                              1,458,433           1,059,993
Receivable from brokers and dealers                                                 63,386              96,752
Receivable from customers                                                          637,363             669,248
Securities owned - at market value                                                 820,550             268,512
Securities purchased under agreements to resell                                    447,286             737,203
Exchange memberships - at cost
(market value $6,000 and $9,386, respectively)                                       1,434               3,379
Furniture, fixtures and leasehold improvements -
 at cost less accumulated depreciation and
 amortization of $31,589 and $37,428, respectively                                  18,218              15,548
Goodwill                                                                             3,276               3,473
Note receivable from affiliate                                                      69,700              69,700
Other assets                                                                        90,983              88,162
                                                                               -------------------------------
     TOTAL ASSETS                                                              $ 3,623,821         $ 3,024,224
                                                                               -------------------------------
                                                                               -------------------------------


   The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND SHAREHOLDER'S EQUITY



                                                                                     April 30,
                                                                          --------------------------
                                                                               1995          1994
                                                                          --------------------------
Short-term borrowings                                                     $   193,000    $   167,260
Drafts payable                                                                 25,418         31,928
Securities sold under agreements to repurchase                                471,898        740,973
Securities loaned                                                           1,383,002        941,800
Payable to brokers and dealers                                                314,126         52,439
Payable to customers                                                          237,501        328,286
Securities sold but not yet purchased -
  at market value                                                             455,069        202,744
Accrued employee compensation and benefits                                     64,881         98,019
Notes payable                                                                  90,000              -
Note payable to affiliate                                                      32,193         32,193
Other liabilities and accrued expenses                                         62,948         79,904
                                                                          --------------------------
      TOTAL LIABILITIES                                                   $ 3,330,036    $ 2,675,546
                                                                          --------------------------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 11)

LIABILITIES SUBORDINATED TO CLAIMS OF GENERAL
  CREDITORS                                                                     3,938         51,638
                                                                          --------------------------

SHAREHOLDER'S EQUITY
  Series A Preferred stock, par value $.01 per
    share; 6,581 shares authorized; 6,581 shares
    issued and outstanding                                                          -              -
  Common stock, par value $1 per share;
    1,000 shares authorized; 1,000
    shares issued and outstanding                                                   1             1
  Additional paid-in capital                                                  136,427        131,417
  Retained earnings                                                           153,419        165,622
                                                                          --------------------------

      TOTAL SHAREHOLDER'S EQUITY                                              289,847        297,040
                                                                          --------------------------

      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                          $ 3,623,821    $ 3,024,224
                                                                          --------------------------
                                                                          --------------------------



   The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                                  For the Year Ended
                                                                       April 30,
                                                             -----------------------------
                                                                 1995                1994
                                                             -----------------------------
REVENUES
  Commissions                                                $ 192,596           $ 213,347
  Trading and investments                                      135,218             178,495
  Investment banking                                            42,630             144,903
  Investment management fees                                    51,638              38,786
  Interest and dividends                                       190,387             153,017
  Other                                                         18,832              16,871
                                                             -----------------------------

      TOTAL REVENUES                                           631,301             745,419
                                                             -----------------------------

EXPENSES
  Employee compensation and benefits                           306,218             381,823
  Occupancy and equipment                                       52,795              51,629
  Data processing and communications                            43,212              37,411
  Brokerage, exchange and clearance fees                        20,672              22,662
  Interest                                                     155,554             118,408
  Other                                                         68,075              61,411
                                                             -----------------------------

      TOTAL EXPENSES                                           646,526             673,344
                                                             -----------------------------

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT)
 EXPENSE AND CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING FOR INCOME TAXES AND
  EXTRAORDINARY LOSS                                           (15,225)             72,075

INCOME TAX (BENEFIT) EXPENSE                                   (11,237)             18,499
                                                             ---------           ---------

(LOSS) INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING FOR INCOME TAXES
 AND EXTRAORDINARY LOSS                                         (3,988)             53,576

CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING FOR INCOME TAXES (BENEFIT)                            -              (2,293)
                                                             ---------           ---------

(LOSS) INCOME BEFORE EXTRAORDINARY LOSS                         (3,988)             55,869

EXTRAORDINARY LOSS, NET OF TAXES                                (1,141)                  -
                                                             ---------           ---------

NET (LOSS) INCOME                                            $  (5,129)          $  55,869
                                                             ---------           ---------
                                                             ---------           ---------

   The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                 (IN THOUSANDS)


                                                                     Additional
                                    Preferred         Common            Paid-in       Retained
                                        Stock          Stock            Capital       Earnings          Total
                                   --------------------------------------------------------------------------
Balances at April 30, 1993           $      -         $    1          $ 126,722      $ 116,827      $ 243,550

Net income                                                                              55,869         55,869

Capital contributed                                                       4,695                         4,695

Dividends paid on preferred
  stock                                                                                 (7,074)        (7,074)
                                   --------------------------------------------------------------------------

Balances at April 30, 1994                  -              1            131,417        165,622        297,040

Net loss                                                                                (5,129)        (5,129)

Capital contributed                                                       5,010                         5,010

Dividends paid on preferred
  stock                                                                                 (7,074)        (7,074)
                                   --------------------------------------------------------------------------

Balances at April 30, 1995           $      -         $    1          $ 136,427      $ 153,419      $ 289,847
                                   --------------------------------------------------------------------------
                                   --------------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       For the Year Ended
                                                                                            April 30,
                                                                                            ---------
                                                                                      1995               1994
                                                                                ------------------------------
Cash flows from operating activities:
  Net (loss) income                                                             $   (5,129)         $   55,869
  Adjustments to reconcile net (loss) income to net
   cash (used in) provided by operating activities:
    Non-cash charges (credits) included in net (loss) income:
      Cumulative effect on prior years of
        change in accounting for income taxes                                            -              (2,293)
      Extraordinary loss, net of taxes                                               1,141
      Deferred income tax (benefit)                                                 (3,878)             (4,380)
      Depreciation and amortization                                                  4,325               2,442
      Amortization of original issue discount and deferred
        issuance costs on subordinated debentures                                       58                 363
      Amortization of goodwill                                                         197                 196
    (Increases) decreases in assets:
      Cash and securities segregated pursuant to Federal Regulations                  (100)              1,027
      Securities borrowed                                                         (398,440)           (199,726)
      Receivable from brokers and dealers                                           33,366               6,121
      Receivable from customers                                                     31,885             (73,836)
      Securities owned                                                            (552,038)             33,053
      Securities purchased under agreements to resell                              289,917             786,115
      Other assets                                                                   1,594             (13,454)
    Increases (decreases) in liabilities:
      Drafts payable                                                                (6,510)             16,163
      Securities sold under agreements to repurchase                              (269,075)           (919,948)
      Securities loaned                                                            441,202             296,762
      Payable to brokers and dealers                                               261,687              (4,654)
      Payable to customers                                                         (90,785)            (57,540)
      Securities sold but not yet purchased                                        252,325              35,864
      Accrued employee compensation and benefits                                   (33,138)             36,462
      Other liabilities and accrued expenses                                       (16,956)             12,553
                                                                                  --------            --------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                                (58,352)              7,159
                                                                                  --------            --------

Cash flows (used in) investing activities:
  Sales (purchases) of:
    Exchange memberships                                                             1,945                (295)
    Furniture, fixtures and leasehold improvements - net                            (6,995)             (4,120)
                                                                                  --------            --------
          NET CASH (USED IN) INVESTING ACTIVITIES                                   (5,050)             (4,415)
                                                                                  --------            --------


   The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)



                                                                                              For the Year Ended
                                                                                                   April 30,
                                                                                                   ---------
                                                                                               1995            1994
                                                                                           ------------------------
Cash flows from financing activities:
      Net increase in short-term borrowings                                                   25,740          8,395
      Issuance of notes payable                                                               90,000              -
      Additions to Account Executive Subordinated Indebtedness                                   250            205
      Payments on Account Executive Subordinated Indebtedness                                   (993)          (985)
      Redemption of 12 3/4% Subordinated Debentures due 2002                                 (23,193)        (1,274)
      Redemption of 12 3/4% Subordinated Debentures due 2003                                 (25,500)        (2,232)
      Contributed capital                                                                      5,010          4,695
      Dividends paid on preferred stock                                                       (7,074)        (7,074)
                                                                                           ---------      ---------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                                          64,240          1,730
                                                                                           ---------      ---------

NET INCREASE IN CASH                                                                             838          4,474

Cash, beginning of year                                                                       11,579          7,105
                                                                                           ---------      ---------

CASH, END OF YEAR                                                                          $  12,417      $  11,579
                                                                                           ---------      ---------
                                                                                           ---------      ---------


SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid approximated $150,268,000 and $121,404,000 for the years ended April 30, 1995 and 1994, respectively, and net payments to an affiliate under a tax sharing agreement approximated $2,384,000 and $28,098,000, respectively.

The accompanying notes are an integral part of these financial statements.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             APRIL 30, 1995 AND 1994


NOTE l.  SIGNIFICANT ACCOUNTING POLICIES

     (a) Ownership and Consolidation

     The consolidated financial statements include the accounts of Oppenheimer Equities, Inc. ("Equities") and its wholly-owned subsidiaries (collectively, the "Company"). The Company is a wholly-owned subsidiary of Oppenheimer Financial Corp. ("OPFIN") and an indirect subsidiary of Oppenheimer Group, Inc. ("OGI"). The Company's principal subsidiary is Oppenheimer & Co., Inc. ("OPCO"), a registered broker-dealer. All material intercompany balances and transactions have been eliminated.

    (b) Securities and Commodities Transactions

        Customers' securities and commodities transactions are recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Securities and commodities transactions of the Company are recorded on a trade date basis.

        Securities owned and securities sold but not yet purchased are valued at market and the resulting unrealized gains and losses are reflected in income.

        One-half of the total round-turn commission revenue and related expenses are recorded at the time futures contracts are opened.

    (c) Securities purchased under agreements to resell and Securities sold under agreements to repurchase

        Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are included in the financial statements at their original purchase or sale amounts plus accrued interest. It is the Company's policy to take possession or control of securities purchased under agreements to resell. The net fair value of repurchase and resale agreements approximates their carrying value, as such financial instruments are predominantly short-term in nature. The Company monitors the risk of loss by assessing the market value of the underlying securities as compared to the related receivable or payable, including accrued interest, and requests additional collateral where deemed appropriate.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (d) Furniture, Fixtures and Leasehold Improvements

     Furniture, fixtures and leasehold improvements are carried at cost, less accumulated amortization and depreciation. Depreciation of furniture and fixtures is provided on a straight-line basis over five to eight year periods. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the economic useful lives of the improvements or the terms of the leases.

    (e) Investment Management Fees

     Investment management fees are based on written contracts and computed based on (i) the net asset value of the managed account, and/or (ii) the performance of the managed account over a specified period. Such fees are recognized in the period earned.

    (f) Goodwill

     The excess of cost over the value of certain assets acquired in 1982 is reflected as goodwill and amortized on a straight-line basis over a period of 30 years. At April 30, 1995 and 1994, the accumulated amortization was $2,633,000 and $2,436,000, respectively.

NOTE 2.  CASH AND SECURITIES SEGREGATED PURSUANT TO FEDERAL REGULATIONS

     Cash and securities segregated pursuant to Federal Regulations includes cash and short-term U.S. Government Obligations segregated under the requirements of the Commodity Exchange Act and represents funds deposited by customers and funds accruing to customers as a result of trades or contracts.

NOTE 3.  RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

     (a) Balances receivable from customers are generally collateralized by marketable securities. Payable to customers primarily represents free credit balances of customers and amounts payable against receipts of marketable securities. Receivable from customers includes approximately $482,000 and $334,000 at April 30, 1995 and 1994, respectively, representing security accounts of the Company's executive officers, directors or affiliates. Payable to customers includes approximately $352,000 and $746,000 at April 30, 1995 and 1994, respectively, representing security accounts of the Company's executive officers, directors or affiliates.

    (b) Receivable from customers is net of an allowance for doubtful accounts of $2,823,000 and $1,949,000 at April 30, 1995 and 1994, respectively.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

NOTE 4.  SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED

     The positions at April 30, 1995 and 1994 consist of the following securities:




                                                                                Sold But Not
                                                        Owned                  Yet Purchased
                                                       April 30,                  April 30,
                                                       ---------                  ---------
                                                 1995           1994           1995           1994
                                                 ----           ----           ----           ----
                                                                   (In thousands)
  U.S. Government
    Obligations                                $578,520       $ 73,666       $397,892       $118,843
  State and Municipal
    Bonds                                        57,014         23,863          1,084          1,210
  Corporate Bonds                                84,846        106,513         13,595         50,003
  Corporate Stock                                99,689         63,687         42,455         32,414
  Other                                             481            783             43            274
                                              ---------      ---------      ---------      ---------
                                               $820,550       $268,512       $455,069       $202,744
                                              ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------

NOTE 5.  SHORT-TERM BORROWINGS

     Short-term borrowings are generally obtained from banks at market rates and include both secured and unsecured borrowings payable upon demand, as follows:


                                                       April 30,
                                                  1995          1994
                                                  ----          ----
                                                    (In thousands)
Borrowings secured by:
  Securities owned (market value
    $72,143,000 and $53,311,000,
    respectively)                             $  46,500      $  28,000
  Securities owned by customers,
    (market value $12,675,000 and
    $1,487,000, respectively)                     9,500            760
                                              ---------      ---------
      Total secured borrowings                   56,000         28,760
Unsecured borrowings                            137,000        138,500
                                              ---------      ---------

Total borrowings                               $193,000       $167,260
                                              ---------      ---------
                                              ---------      ---------

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     The Company has satisfied collateral requirements with clearing corporations and others at April 30, 1995 by obtaining letters of credit in the aggregate amount of $115,971,000, which are secured by firm-owned securities (market value $153,254,000), and unsecured letters of credit in the aggregate amount of $63,295,000.

NOTE 6.  NOTES PAYABLE

    On June 15, 1994, the Company issued $32,500,000 of 8.98% Series A Senior Secured Notes which mature on June 15, 1999 and $57,500,000 of 9.10% Series B Senior Secured Notes which mature on June 15, 2000. The note purchase agreement requires the Company to maintain certain financial levels and places restrictions on certain business transactions. As of April 30, 1995, the Company was in compliance with these requirements.

NOTE 7.  COMMITMENTS AND CONTINGENCIES
    (a) Long-Term Lease Commitments

    The Company occupies office premises under non-cancelable leases expiring at various dates through 2013. The Company's principal offices are located at Oppenheimer Tower, World Financial Center, New York, New York. At April 30, 1995, aggregate minimum rental commitments for office space leases are $28,555,000, $31,278,000, $31,780,000, $30,595,000 and $29,682,000 for each of the years ending April 30, 1996 through April 30, 2000, respectively, and $186,084,000 in aggregate thereafter. Such rentals include only fixed rentals. The leases contain provisions for additional charges for operating expenses. For the years ended April 30, 1995 and 1994, rent expense was $32,178,000 and $32,775,000, respectively, net of sublease income of $6,817,000 and $6,855,000, respectively.

    (b) Litigation

    Many aspects of the Company's business involve substantial risks of potential liability. In the normal course of business, the Company has been named a defendant in numerous civil actions. Several of these actions are class actions, purportedly brought on behalf of various classes of claimants, which demand damages in large or indeterminate amounts.


    In view of the number and diversity of claims against the Company, the number of jurisdictions in which litigation is pending and the inherent difficulty of predicting the outcome of litigation and other claims, the Company cannot state with certainty what the eventual outcome of pending litigation or other claims will be. The amounts sought from the Company in pending litigation and other claims are substantial and in the aggregate exceed the Company's net worth. Nevertheless, after considering all relevant facts and the opinions of the Company's General Counsel as well as outside counsel, it is the opinion of the management of the Company that such litigation and other claims will not in the aggregate have a material adverse effect on the Company's financial position.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

NOTE 8.  SUBORDINATED LIABILITIES

     Subordinated Liabilities consist of the following:


                                                               April 30,
                                                               ---------
                                                       1995               1994
                                                       ----               ----
                                                           (In thousands)
12.75% Subordinated Debentures Due 2002
  (Outstanding Principal Amount $23,193,000
  for April 30, 1994)                                $     -            $ 22,905
12.75% Subordinated Debentures Due 2003
  (Outstanding Principal Amount $25,500,000
  for April 30, 1994)                                      -              24,052
Account Executive Subordinated Indebtedness            3,938               4,681
                                                     -------            --------
                                                     $ 3,938            $ 51,638
                                                     -------            --------
                                                     -------            --------

     The Subordinated Liabilities are subordinated to all existing and future claims of all nonsubordinated creditors of the Company and constitute part of the Company's Net Capital under the Securities and Exchange Commission's (the "SEC") Uniform Net Capital Rule 15c3-1 (the
"Uniform Net Capital Rule") and Commodity Exchange, Inc. ("COMEX") Rule 7.01, Commodity Futures Trading Commission Regulation 1.17(d) and 1.17(h) and may be repaid only if, after giving effect to such repayment, the Company meets the specified requirements of the SEC and COMEX.

     (a) The Debentures

     On July 18, 1994, OPCO redeemed the 12.75% Subordinated Debentures Due 2002 and the 12.75% Subordinated Debentures Due 2003, which resulted in an extraordinary loss, net of taxes, of $1,141,000.

     (b) The Capital Loan

     On December 28, 1993, OPCO entered into a Senior Subordinated Revolving/Term Loan commitment (the "Capital Loan") with a group of banks which are committed to lend, at OPCO's option, a maximum of $50,000,000. The Capital Loan will be a revolving loan until December 28, 1995 at which time it will convert to a term loan due one year later. The Capital Loan interest is based on an index of the lender's reference rate and will be senior in right of payment to the Debentures. At April 30, 1995, there was no outstanding balance on this loan.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     (c) Account Executive Subordinated Indebtedness

     Account Executive Subordinated Indebtedness represents unpaid bonuses plus accrued interest related to plan years prior to May 1, 1991 under an Account Executive Bonus Plan and subordinated debt agreement for retail sales account executives who met certain eligibility requirements. These bonus earnings are payable at the employee's option to the employee upon vesting, which occurs over a five year period. Unpaid balances accrue interest annually at a rate equal to the Company's average base lending rate. Effective May 1, 1991, bonuses declared under the Account Executive Bonus Plan are no longer subject to a subordinated debt agreement.

NOTE 9.  INCOME TAXES

     (a) Income Tax Allocation Agreement

     The Company, its parent and indirect parents are part of a group which files consolidated Federal and certain combined state and city income tax returns. Pursuant to a tax allocation agreement, each entity is essentially charged or credited with an amount equal to its separate tax liability or benefit for the period. However, the current tax benefits realized from the ownership by an affiliate of a limited partnership interest in the Oppenheimer Tower are allocated to the members of the affiliated group based upon the relative proportion of the Oppenheimer Tower office space which they occupy. The Company receives a significant benefit because it occupies substantially all of the Oppenheimer Tower office space.

     (b) Change in Method of Accounting for Income Taxes

     Effective May 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 which changed the Company's method of accounting for income taxes from the deferred approach (APB 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has reflected a benefit of $2,293,000 for the year ended April 30, 1994 from the adoption of SFAS 109, representing the cumulative effect on prior years of a change in accounting for income taxes.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     (c) Income Tax Expense

     The effective income tax rates for the years ended April 30, 1995 and 1994 differ from the statutory Federal tax rate for the following reasons:



                                                       For the Year
                                                      Ended April 30,
                                                      ---------------
                                                    1995           1994
                                                    ----           ----
Statutory Federal income tax rate                   35%            35%
Exempt interest income                                4             (2)
State and city income taxes, net
  of Federal taxes                                   10             10
Deduction for qualifying dividends                    2             (7)
Allocation of current tax benefits
  realized by an affiliate from a
  certain limited partnership
  interest (See (a) above)                           32            (11)
Foreign operations                                   (1)             1
Disallowed expenses                                  (7)             1
Other, net                                           (1)            (1)
                                                    ---            ---
   Effective income tax rate                         74%            26%
                                                    ---            ---
                                                    ---            ---


                                                      For the Year
                                                     Ended April 30,
                                                     ---------------
                                                   1995           1994
                                                   ----           ----
                                                     (In thousands)

Income tax (benefit) expense consists
of the following:
  Current: Federal income taxes                 $ (7,745)     $   9,705
    Foreign income taxes                            (265)           312
    State and city income taxes                      651         12,862
                                                --------      ---------
                                                  (7,359)        22,879
                                                --------      ---------
  Deferred: Federal income taxes                    (970)        (2,814)
    State and city income taxes                   (2,908)        (1,566)
                                                --------      ---------
                                                  (3,878)        (4,380)
                                                --------      ---------
  Total income tax (benefit) expense            $(11,237)      $ 18,499
                                                --------      ---------
                                                --------      ---------

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     (d) Income Taxes Payable to and Receivable From Affiliate

          At April 30, 1994, other assets include $1,498,000 of current income taxes receivable and $14,965,000 of deferred income tax receivable. At April 30, 1994, other assets include $11,297,000 of deferred income taxes receivable and other liabilities and accrued expenses include $9,324,000 of current taxes payable.


                                                                     April 30,
                                                                     ---------
                                                                1995           1994
                                                                ----           ----
                                                                   (In thousands)
The deferred tax receivable (payable) is
 comprised of the following items:
    Deferred compensation and other
        accrued expenses                                     $  17,210      $  15,745
    Investment in partnerships                                  (3,528)        (4,294)
    Net unrealized appreciation in trading
        and investment accounts                                   (335)          (290)
    Depreciation                                                   726            427
    Net operating loss carryforward                              1,359              -
    Other                                                         (467)          (291)
                                                             ---------      ---------
        Total                                                $  14,965      $  11,297
                                                             ---------      ---------
                                                             ---------      ---------

NOTE 10.  TRANSACTIONS WITH AFFILIATED COMPANIES

     (a) Investment Management Fees

          The Company received investment management fees from affiliated entities in the amounts of $11,390,000 and $12,194,000 during the years ended April 30, 1995 and 1994, respectively.

     (b) Other Services

          The Company paid $8,221,000 and $7,373,000 during the years ended April 30, 1995 and 1994, respectively, under the terms of a service agreement with OGI, under which OGI provides certain services to the Company. The Company provides various services to certain of its affiliates without charge or at the Company's cost. The cost of providing services without charge is not material.

     (c) Other Receivables and Payables

          The Company loans and borrows funds to or from affiliates including its parent and indirect parents. Other assets included non-interest bearing receivables from affiliates in the amounts of $14,723,000 and $18,674,000, at April 30, 1995 and 1994, respectively. At April 30, 1995 and 1994, other liabilities included $3,045,000 and $7,158,000, respectively, of non-interest bearing payables to affiliates.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     (d) Note Payable to Affiliate

          Note payable to affiliate represents a $32,193,000 note to Oppenheimer Capital, L.P., maturing in 2012 and bearing interest at 10%.

NOTE 11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

          In the normal course of business, the Company enters into securities transactions. If the securities subject to such transactions are not in the possession of the Company, the Company is subject to risk of loss if the security is not received and the market value has increased over the contract amount of the transactions.

          The Company has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The Company has recorded this obligation in the financial statements at the April 30, 1995 market value of the securities. The Company will incur a loss if the market price of the securities increases subsequent to April 30, 1995.

          The Company enters into various transactions in financial instruments with off-balance-sheet risk in order to meet the needs of its clients, to manage its exposure to market risks and in connection with its normal proprietary trading activities. These transactions include the purchase and sale of forward and futures contracts and the writing of exchange traded and over-the-counter options. Each of these transactions contain varying degrees of off- balance-sheet risks. Risks arise in financial futures and forward contracts from unfavorable changes in currency exchange rates or in the market price of the underlying financial instruments. In written options contracts, the firm receives premiums at the outset and then bears the risk of unfavorable changes in market values of the underlying instruments.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     The contractual or notional amounts of these instruments are set forth below:


                                                       April 30,
                                                       ---------
                                                  1995          1994
                                                  ----          ----
                                                     (In thousands)
Financial Futures Contracts:
    Commitments to purchase                   $ 322,150      $ 214,614
    Commitments to sell                         337,100        154,737

Forward Foreign Currency Contracts:
    Commitments to purchase                      22,293        604,619
    Commitments to sell                          19,023        590,649

Options written:
    Securities and stock indexes                 33,474         63,591
    Interest rate and other                       5,400         31,296

     The notional or contractual amounts above do not represent the potential market risk to the Company, but are an indication of the volume of these transactions. Generally, these instruments are hedged with offsetting positions or are utilized to reduce the Company's market risk.

     The notional or contractual amounts of these instruments do not represent the Company's exposure to credit risk. Credit risk arises from the failure of the counterparty to perform according to the terms of the contract. The Company's exposure to credit risk associated with these contracts is limited to the current cost of replacing the contracts, on which the Company has recognized unrealized gains of approximately $1,072,000 at April 30, 1995.

     In the normal course of business, the Company executes, as agent, securities and commodities transactions on behalf of its customers. If either the customer or a counterparty fails to perform, the Company may be required to discharge the obligations of the nonperforming party. In such circumstances, the Company may sustain a loss if the market value of the security or futures contract is different from the contract value of the transaction.

     In the normal course of business, the Company may deliver securities as collateral in support of various secured financing sources such as bank loans, securities loaned and repurchase agreements. Additionally, the Company delivers customer securities as collateral to satisfy margin deposits of various exchanges. In the event the counterparty is unable to meet its contractual obligation to return customer securities delivered as collateral, the Company may be obligated to purchase the securities in order to return them to the owner. In such circumstances, the Company may incur a loss up to the amount by which the market value of the securities exceeds the value of the loan or other collateral received or in the possession or control of the Company.

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     In the normal course of business, the Company, as general partner, is contingently liable for the obligations of various limited partnerships engaged primarily in securities investments and real estate activities. In the opinion of the Company, such liabilities, if any, for the obligations of the partnerships will not in the aggregate have a material adverse effect on the Company's consolidated financial position.

     The majority of the Company's transactions and, consequently, the concentration of its credit exposure is with customers, broker-dealers and other financial institutions in the United States. These activities primarily involve collateralized arrangements and may result in credit exposure in the event that the counterparty fails to meet its contractual obligations. The Company's exposure to credit risk can be directly impacted by volatile securities markets which may impair the ability of counterparties to satisfy their contractual obligations. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the counterparties' financial condition and credit ratings.
The Company monitors collateral levels on a daily basis for compliance with regulatory and internal guidelines and requests changes in collateral levels as appropriate.

NOTE 12.  ESTIMATED FAIR VALUE OF DERIVATIVE INSTRUMENTS

     Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", requires the disclosure of information regarding derivative instruments, which include financial futures, options, and forward contracts.

     Derivative instruments held for trading purposes are reflected at fair value at April 30, 1995. The following table presents the fair value and average fair value (calculated using month end balances) of derivative financial instruments at and for the year ended April 30, 1995.



                                                               Average
                                                   Fair           Fair
                                                  Value          Value
                                                  -----          -----
                                                    (In thousands)
ASSETS
Futures contracts                                 $ 206         $  301
Options                                             481            901
Forward contracts                                   121          1,912

LIABILITIES
Futures contracts                                   113            401
Options                                              56            457
Forward contracts                                   107          1,641

                   OPPENHEIMER EQUITIES, INC. AND SUBSIDIARIES

     Trading and Investment Revenue for the year ended April 30, 1995, originated from the following:


                                                                    (In thousands)
Equity Instruments - (including Convertible,
 and related Derivatives)                                              $  61,997
Debt Instruments - (including U.S. Government,
 Government Agencies, Mortgage Backed, Money Market,
 Corporate and Municipal Debt, High Yield
 and related Derivatives).                                                73,221
                                                                       ---------
Total Trading and Investment Revenue                                   $ 135,218
                                                                       ---------
                                                                       ---------

NOTE 13. NET CAPITAL REQUIREMENTS

     As a registered broker-dealer and member firm of the New York Stock Exchange ("NYSE"), OPCO is subject to the Uniform Net Capital Rule. OPCO has elected to use the alternative method, permitted by the Uniform Net Capital Rule, which requires that OPCO maintain minimum net capital, as defined, equal to 2% of Aggregate Debit Items arising from customer transactions, as defined. The NYSE may require a member firm to reduce its business if its net capital is less than 4% of Aggregate Debit Items and may prohibit a member firm from expanding its business and declaring dividends if its net capital is less than 5% of Aggregate Debit Items.

     At April 30, 1995, OPCO's Net Capital under the Uniform Net Capital Rule was $157,137,000, and the amounts in excess of 2%, 4% and 5% of Aggregate Debit Items were $141,604,000, $126,072,000, and $118,305,000, respectively.

     As a Futures Commission Merchant regulated by the Commodity Futures Trading Commission ("CFTC"), OPCO is subject to the minimum capital requirements adopted and administered by the CFTC and by certain commodity exchanges in the United States and overseas. In the United States, OPCO is required to maintain "adjusted net capital" equivalent to $250,000 or 4% of funds required to be segregated, as defined by CFTC, whichever is greater.

     OPCO is required to maintain net capital in accordance with the Uniform Net Capital Rule or CFTC Regulation 1.17, whichever is greater. At April 30, 1995, OPCO had a net capital requirement of $15,533,000.